UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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OPENWAVE SYSTEMS INC.
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OPENWAVE’S BOARD OF DIRECTORS UNANIMOUSLY SUPPORTS ELECTION OF INCUMBENT DIRECTORS AND CURRENT STRATEGIC PLAN

Urges Stockholders to Vote WHITE Proxy Card Today

REDWOOD CITY, CA – January 4, 2007 – The Board of Directors of Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of independent software products and services for the communications industry, today announced that it unanimously supports the election of its two incumbent directors, David C. Peterschmidt and Dr. Gerald Held, who are standing for election at the Company’s 2006 Annual Meeting of Stockholders to be held on January 17, 2007. The Board also reiterated its support for the Company’s current strategic plan.

”Openwave’s Board of Directors is comprised of highly-qualified and proven executive leaders with extensive experience in the communications and software industries all of whom, other than the CEO, are independent. The entire Board is committed to enhancing value for all Openwave stockholders in both the near- and long-term. Our Board and management team are confident that continued execution of the Company’s strategic plan is the right strategy to guide Openwave through its product transition to an end-to-end solutions provider,” said Bernard Puckett, non-executive Chairman of the Board of Directors of Openwave.

“We strongly oppose Harbinger’s efforts to elect its hand-picked nominees to Openwave’s Board. Their ill-considered, short-term ‘pump and dump’ tactics are in direct opposition with the Company's long-term strategic plan to build value for all Openwave stockholders,” added Mr. Puckett.

Openwave today mailed the following letter to all Openwave stockholders recommending that stockholders vote FOR the Board’s director nominees on the WHITE proxy card:

January 4, 2007

IMPORTANT REMINDER

THE JANUARY 17th ANNUAL MEETING OF STOCKHOLDERS IS CRITICAL TO THE FUTURE OF YOUR INVESTMENT.

ELECT OPENWAVE’S DIRECTORS.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY.

Dear Fellow Stockholder:

As you may know, two Openwave directors are to be elected on January 17, 2007 at our Annual Meeting of Stockholders. I am writing to explain why I believe it is critical that the experienced individuals nominated by your Board of Directors – David C. Peterschmidt, Openwave’s President and Chief Executive Officer, and Dr. Gerald Held – be elected at the Annual Meeting and that the Company continue to execute on its current strategic plan without disruption.

Recently, a dissident stockholder, Harbinger Capital Partners, nominated two hand-picked, unqualified individuals for election to your Board in opposition to your Board’s incumbent directors. You should be aware that the dissident stockholder has used similar tactics several times to gain access to the decision-making of other publicly-traded companies in order to serve its own interests. We strongly believe that Harbinger’s initiation of a costly and disruptive proxy contest interferes with the progress Openwave is making and is not in the best interests of all Openwave stockholders.

Your Board unanimously recommends that you support the election of our two highly-qualified directors and not support the dissident’s candidates. As we have previously communicated to you, Openwave is implementing a product transition and executing on a solid strategic plan to improve the Company’s performance and enhance value for all stockholders. Adding Harbinger’s unqualified nominees to your Board will disrupt these critical efforts. We urge you to vote your shares FOR Openwave’s nominees by voting the enclosed WHITE proxy card today.

OPENWAVE’S BOARD AND MANAGEMENT TEAM HAVE

THE RIGHT PLAN TO DRIVE SUSTAINABLE GROWTH AND

ENHANCE VALUE FOR ALL STOCKHOLDERS

Openwave is the leading independent provider of software solutions for the communications and media industries. We provide our global customer base, which includes more than 70 of the world’s leading operators, more than 50 mobile handset manufacturers worldwide and 7 of the top 15 broadband service providers in North America, with software and services that enable them to launch new revenue-generating content and communications services such as messaging, location, browsing, music and entertainment.

Over the past several months, your Board of Directors, with the assistance of its independent financial advisor, Merrill Lynch, thoroughly reviewed the strategic direction of the Company and evaluated a wide range of options to improve the Company’s operational execution and financial performance. After careful consideration, Openwave’s management team, with the strong and active support of your Board, adopted a focused, strategic plan that builds upon the Company’s core strengths. We are confident this strategy will position the Company to deliver enhanced value to all Openwave stockholders.

OPENWAVE’S STRONG Q2 FY07 BOOKINGS VALIDATE STRATEGY

Today, Openwave announced preliminary results for the second quarter of fiscal year 2007. The projected bookings and backlog of $120M validate the Company’s strategic plan and demonstrate that Openwave is positioned for improved revenue growth in the second half of fiscal year 2007. The strength of bookings was buoyed by notable deals with some of our largest customers, including a multi-year systems project that closed too late in the quarter to impact revenue, but will be a healthy source of revenue moving forward. We are gaining traction in driving larger and more comprehensive deals with our customers and executing on our end-to-end product strategy to leverage the inherent value of our complete product portfolio. Openwave is at a turning point in its business. With solid bookings and backlog, coupled with ongoing customer momentum, we are confident that Openwave is solidly positioned for long-term revenue growth.

YOUR DIRECTORS ARE BEST QUALIFIED

TO CONTINUE EXECUTING ON OPENWAVE’S STRATEGIC PLAN

Openwave’s Board of Directors is fully committed to enhancing both near- and long-term value for all stockholders. Your six-member Board is comprised of five independent directors, including Dr. Gerald Held, and the Company’s President and CEO, David Peterschmidt. Your Board’s interests are closely aligned with all Openwave stockholders. As always, your Board considers all strategic opportunities that are presented to the Company.

Your Board strongly believes that our two incumbent directors standing for election at the Annual Meeting – David Peterschmidt and Dr. Gerald Held – are the most qualified to execute on Openwave’s strategic plan and continue to lead the company. David Peterschmidt and Dr. Gerald Held are each highly respected and proven business leaders with decades of relevant experience in the communications and software industries. In contrast, Harbinger’s nominees have little experience in the industry in which Openwave operates.

David C. Peterschmidt has served as Openwave’s President and Chief Executive Officer and as a Director of the Company since November 2004. Prior to joining Openwave, Mr. Peterschmidt served as Chief Executive Officer and Chairman of Securify, a security software company, and Chief Executive Officer and Chairman of Inktomi. Mr. Peterschmidt also served as Chief Operating Officer of Sybase, and has also held a range of executive positions at other technology software and hardware companies. Mr. Peterschmidt serves on the Board of Directors of Business Objects S.A., UGS Corp. and the Cellular Telecommunications and Internet Association (CTIA).

Gerald Held, Ph.D., has served as a Director of Openwave since April 2005. Since 1999, Dr. Held has been Chief Executive Officer of Held Consulting, where he is a strategic consultant to chief executive officers and senior executives of technology firms ranging from startups to large, publicly-traded organizations. Dr. Held served as the acting Chief Executive Officer of Cantiga Systems and was “Chief Executive Officer-In-Residence” at the venture capital firm of Kleiner Perkins Caufield & Byers. Previously, Dr. Held served as Senior Vice President of Oracle’s server product division, where he led Oracle’s database business as well as the development of pioneering interactive multimedia technology that included some of the earliest e-commerce application trials. Prior to Oracle, Dr. Held spent eighteen years at Tandem Computers. Dr. Held is the Chairman of the Board of Directors of Software Development Technologies, and serves on the Board of Directors of MetaMatrix and Business Objects.

HARBINGER’S SHORT-TERM “PUMP AND DUMP” TACTICS

According to Harbinger’s own preliminary proxy filings, under the “success fee” scheme that Harbinger describes in its support materials, compensation for at least one of Harbinger’s director nominees is dependent on Harbinger selling all of its shares in Openwave. We believe this scheme demonstrates Harbinger’s "pump and dump" short-term interest in the Company.

HARBINGER OFFERS OPENWAVE STOCKHOLDERS NOTHING NEW

Harbinger’s preliminary proxy filing is nothing more than a smokescreen of empty rhetoric. We believe Harbinger’s efforts are hastily conceived, ill-considered and potentially disruptive to our goal of building long-term value for all Openwave stockholders.

Harbinger offers only unworkable short-sighted suggestions that clearly demonstrate its lack of understanding of our Company and our industry. Despite offering no concrete plan and lacking any experience running a complex communications software business, Harbinger erroneously criticized Openwave’s product strategy, operating expenses and capital return program, among other things. Harbinger has only suggested initiatives that were ongoing at the Company long before Harbinger acquired its Openwave shares, have already been adopted by your Board, or are generic fixes that do not take into account the dynamic nature of our business.

Openwave has already taken, and will continue to take, well-conceived deliberate steps to continue strengthening the business and enhancing stockholder value. We strongly urge you not to let Harbinger disrupt Openwave’s progress, especially when our strategic plan is just beginning to bear fruit as evidenced by our strong Q2 bookings and backlog.

OPENWAVE SETS THE RECORD STRAIGHT

In an effort to set the record straight, we would like to address several of Harbinger’s short-sighted statements and discuss the steps Openwave’s Board and management team are already taking to position the Company for long-term success:

1.

Product Strategy: As many of you know, Openwave is in the middle of a market and product transition that we anticipate will continue through fiscal 2007. Openwave’s Board and management team remain committed to ensuring the Company’s successful transition to an end-to-end solutions provider and firmly believe that its vision and product line strategy are in the best interests of the Company and all stockholders. Openwave is focused on continuing to sell our existing products and enhancements to our global customer base, as well as developing and commercializing new products which will be launched in the second half of fiscal 2007.

Your Board and management team are committed to a focused product strategy to:

o

Continue to generate revenue from our installed base of core products – these include our handset-based products, including our browser and messaging clients; as well as network-based products, including our mobile access gateway, messaging and location infrastructure.

o

Take advantage of the market transition to wireless web 2.0 by investing our resources in next-generation extensions of products that leverage our incumbency in the markets we already serve today. These products include Rich Mail, the next generation of our messaging platform; the Mercury Browser and MIDAS, extensions of our client offerings; and the Next Generation Proxy (NGP), the next evolution of our mobile access gateway that will now offer open Internet access for improving the Web experience for wireless users.

o

Deliver new, next-generation platforms and solutions that enable our customers to more easily deploy personalized and relevant services to their consumers and provide future revenue sources. These new solutions, which are due for release by the end of this fiscal year, include the Openwave Personalization and Profiling System, which is a platform intended to enable the delivery of new, tailored applications. Openwave also plans to commercialize one of the first applications for the personalization platform – our Smart On Device Portal – which will allow users access to relevant content with fewer clicks and less delay. Openwave is also bringing to market its latest Adaptive Messaging solutions, currently in trial with a leading European operator.

We strongly feel that Openwave‘s product strategy positions the Company to benefit from key trends in the broader wireless and broadband markets, led by the global roll-out of advanced 3G networks, such as WCDMA and CDMA2000 1xEV-DO. Using this network infrastructure, mobile operators are launching new, more robust media and communications offerings, two of Openwave’s core areas of expertise.

2.

Operating Expenses: Our Board and management team strongly believe that the level of operating expense reduction recommended by Harbinger would substantially harm the long-term revenue growth of our company.

Openwave’s management team is committed to ensuring that expenses are contained in line with revenue. Prior to the last several quarters, during which the Company experienced a downward trend in revenue due to our product transition, Openwave was on target to achieve our financial model targets for each key category with the exception of G&A expense. Openwave has taken several thoughtful steps to address G&A expense, including the recent re-implementation of our global Enterprise Resource Planning (ERP) system. The new ERP system will position Openwave to improve productivity across all functional areas and subsequently reduce G&A expense as a percent of revenue.

Since we believe that our recent revenue downturn is temporary, Openwave’s management team has set a target to hold operating expenses flat until revenue returns to the $100M per quarter level. At the $100M revenue level Openwave has demonstrated that it can generate in the range of 15% operating profit. By taking this approach we believe that we are maintaining the integrity of our financial model while exercising appropriate financial discipline. If our operating expenses were reduced dramatically below the current level, as Harbinger has short-sightedly suggested, we believe it will significantly damage Openwave’s ability to maintain and grow our revenue and consequently destroy stockholder value.

3.	Organizational Changes: Openwave has already executed a number of positive organizational changes, including:
•

Improving Sales Execution - As previously stated, one of Openwave’s strategic priorities has been improving sales execution from a global and regional standpoint. We have realigned teams around key accounts and market segments with the primary focus on sales management and regional market execution. Recently, Openwave announced several senior sales management appointments. Robert Vrij, a highly accomplished communications industry veteran, and former President and CEO of Lucent in EMEA, was appointed senior vice president of worldwide field operations overseeing Openwave’s most critical, customer facing areas of our business – worldwide sales, professional services, and customer support.

Openwave also strengthened its regional sales operations with the recent appointments of Kaz Ishii, a communications industry veteran in the Japan and Asia-Pacific regions who brings more than 21 years of sales, marketing and business development experience, as general manager for Japan and Ray Coyte, who brings more than 28 years in the communications and technology industries, as general manager for EMEA. Both Mr. Ishii and Mr. Coyte will be focused on working with the regional sales teams to improve sales execution and further strengthen Openwave’s relationships with key customers.

With strong sales leadership in each of our four key regions – the Americas, EMEA, Japan and Asia-Pacific – Openwave now has in place a team of proven leaders who are committed to strengthening Openwave’s relationships with our customers and executing against our strategy.

•	Strategically Allocating Engineering and R&D

Resources – We have reallocated our engineering and R&D resources to focus on our new products and solutions. We have reduced the number of personnel responsible for sustaining end of life products by over 30% and over the last 12 months, Openwave has “end of lifed” 8 products, reallocating engineering and R&D resources to focus on new products and solutions.

4.

Stock Repurchase Plan: Openwave’s Board regularly reviews the Company’s capital allocation to ensure that it is consistent with the Company’s commitment to building stockholder value. We have previously stated that we would consider a stock repurchase once our SEC filings are current and up-to-date. Now that the Company has completed its filings, the Board has authorized a $100M stock repurchase program. Approval of the stock repurchase program is an indication of confidence in Openwave’s strategic plan to improve stockholder value in the near-term. Your Board's unanimous decision to adopt the stock repurchase program reflects our continued commitment to enhancing stockholder value. The Board of Directors believes that this is a prudent use of capital and is consistent with our need to maintain a strong balance sheet, continue meeting the needs of our customers, and to compete in the marketplace and have a reasonable level of cash on hand to cover working capital requirements, capital expenditures and other operational needs.

5.

Strategic Alternatives: Openwave’s Board and management team regularly evaluate opportunities that will best place our Company in a position to succeed and maximize stockholder value, from adding qualified independent directors, to evaluating the potential for further growth and reduction in operational expenses. This past November, your Board and management team, with the assistance of its independent financial advisor, Merrill Lynch, undertook a comprehensive review of a wide range of strategic options. This review confirms that our current strategy presents the highest potential for return for our stockholders with the least amount of risk.

HARBINGER DOES NOT REPRESENT THE INTERESTS OF ALL OPENWAVE STOCKHOLDERS

We believe that Harbinger has no interest in creating long-term value for all Openwave stockholders. Harbinger is a New York-based hedge fund and a short-term speculator that has little understanding of Openwave, our products and our markets. Harbinger has held a position in Openwave for less than six months, with the bulk of its investment made in the past four months, which raises doubt as to its intent to build long-term value for all Openwave stockholders. We believe that supporting Harbinger’s hand-picked, unqualified nominees is equivalent to placing Harbinger itself on your Board and do not consider that to be the best path toward achieving long-term, sustainable value for all Openwave stockholders.

Harbinger’s nominees have little or no experience in or understanding of Openwave or its markets, products and strategies. Openwave’s Board is comprised of highly-qualified proven business executives who have decades of experience in the communications and software industries. In contrast, Harbinger’s nominees have minimal working knowledge of Openwave, our products and the markets in which we operate. It is obvious that Harbinger’s candidates are far inferior to Openwave’s incumbent directors and do not meet the standards set by your current Board. In fact, one of Harbinger’s candidates has never risen above the level of director of products and has never been an officer of a public company and has no experience as a member of a public Board. Compare this to any current Board member of Openwave, all of whom have been senior-level executives in multibillion dollar public technology companies, have all been members of public boards for many years, and in the case of the directors for election, Dr. Gerald Held developed the original Relational Data Base Technology (Ingress) at Berkeley and is currently the lead independent Director on the Board of Business Objects.

We believe that electing Harbinger’s hand-picked nominees to the Openwave Board would disrupt Openwave’s ongoing progress in creating stockholder value. This is a critical time for Openwave, as we continue our market and product transition. We believe the continuity of leadership is critical to our ability to execute on our stated strategic plan and our new and ongoing initiatives. Openwave’s performance will not benefit from the addition of Harbinger’s nominees who, we believe, have no relevant experience and no specific plan to create value for stockholders and may, in fact, undermine the successful implementation of Openwave’s strategic plan.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL OPENWAVE STOCKHOLDERS VOTE THE WHITE PROXY CARD TODAY FOR THE ELECTION OF DAVID PETERSCHMIDT AND DR. GERALD HELD

WE URGE YOU TO DISCARD ANY PROXY CARD AND ANY OTHER

MATERIALS THAT YOU MAY RECEIVE FROM HARBINGER

Your Board strongly believes that the way to enhance value for all Openwave stockholders is the continued execution of our strategic plan. Your Board and management team have the knowledge and expertise to continue implementing that plan, leading this company, and acting in the best interests of all stockholders.

In addition to recommending that you elect the Board’s directors, your Board also recommends all Openwave stockholders vote FOR approval of the Company’s 2006 Stock Incentive Plan. This plan is intended to be the successor to the Company’s two previous stock plans, the most recent of which expired in September 2006. Adopting the 2006 Plan will provide Openwave with the continued ability to provide equity-based compensation to eligible employees and consultants of the Company, thereby aligning their common interest with the Company’s stockholders in increasing the Openwave’s value over the long-term.

Your Board of Directors is firmly committed to continuing to act in the best interests of all Openwave stockholders and unanimously recommends that you vote FOR the Board’s directors – David Peterschmidt and Dr. Gerald Held – and the Company’s 2006 Stock Incentive Plan on the WHITE proxy card today.

YOUR VOTE IS IMPORTANT. PROTECT YOUR INVESTMENT. SUPPORT

YOUR BOARD’S DIRECTORS.

Your vote is extremely important – no matter how many shares you own, it is important that your shares be represented and voted at the Annual Meeting on January 17, 2007. To vote your shares, please vote the WHITE proxy card. Shareholders are encouraged to vote by Internet and phone by following the instructions on their WHITE proxy card.

If you have any questions about how to vote your shares of if you need assistance in voting your shares, please contact our proxy solicitor, Georgeson Inc. toll-free at (866) 909-6467.

I thank you for your continued confidence and support.

On behalf of your Board of Directors,

Bernard Puckett

Chairman of the Board of Directors

If you have questions or need assistance in voting your shares, please call:

17 State Street, 10th Floor

New York, NY 10004

(866) 909-6467 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

Openwave’s Annual Meeting will be held on Wednesday, January 17, 2007, at 8:30 a.m. PST at the Company’s headquarters located at 2100 Seaport Boulevard, Redwood City, CA 94063. Stockholders of record as of November 27, 2006 will be entitled to notice of and vote at the Annual Meeting.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of software solutions that ignite mobility for the communications and media industries. Openwave empowers its customers to rapidly transform their business by sparking new revenue streams and market opportunities, building loyal subscriber communities and reducing operational costs. Openwave’s broad range of IP-based handset-to-network solutions enable the rapid launch of information, communication and entertainment services across networks and devices and include handset software, content delivery, adaptive messaging, location, music and video services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (b) the ability to improve sales productivity; (c) the ability to continue to sell our existing products and enhancements; (d) the ability to develop and commercialize new products; (e) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (f) increased global competition and pricing pressure on our products; (g) technological changes and developments; and (h) general risks of the Internet and wireless and wireline telecommunications sectors.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission ("SEC"), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and any subsequently filed reports. All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave's Web site at www.openwave.com.

Openwave and the Openwave logo are trademarks of Openwave Systems Inc. or its subsidiaries. All other trademarks are the properties of their respective owners.

Important Additional Information

The Company and certain other persons may be deemed participants in the solicitation of proxies from stockholders in connection with Openwave's 2006 Annual Meeting of Stockholders. Information concerning such participants is available in the Company's Proxy Statement filed with the Securities and Exchange Commission on December 8, 2006. Stockholders are advised to read the Company's Proxy Statement and supplements thereto and other relevant documents when they become available, because they will contain important information. Stockholders may obtain, free of charge, copies of the Company's Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2006 Annual Meeting of Stockholders at the SEC's website at http://www.sec.gov/ or by contacting the Company's proxy solicitor Georgeson Inc. at (866) 909-6467.

Openwave is the trademark of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Openwave Systems Inc. Investor Relations Mike Bishop investor@openwave.com Tel: 650-480-4461 Public Relations Vikki Herrera Vikki.Herrera@openwave.com Tel: 650-480-6753	Matthew Sherman Joele Frank, Wilkinson Brimmer Katcher msherman@joelefrank.com Tel: 212-355-4449 Sean O’Hara Georgeson, Inc. sohara@georgeson.com Tel: 212-440-9800